EXPENSE LIMITATION AGREEMENT

MERIT ADVISORS INVESTMENT TRUST

     This Agreement is made and entered into effective as of _________, 2005, by and  between the Merit Tactical Treasury Fund (the  "Fund"),  a series of shares of the Merit Advisors  Investment  Trust, a Delaware  statutory trust (the "Trust") and Merit Advisors, Inc., an Oklahoma corporation (the "Advisor").

     WHEREAS, the  Trust is a  Delaware  statutory  trust  organized  under the Certificate  of  Trust  ("Trust  Instrument"),  dated  December  9,  2003 and is registered  under the  Investment  Company  Act of 1940,  as amended  (the "1940 Act"), as an open-end management company of the series type; and

     WHEREAS, the Fund is a series of the Trust; and

     WHEREAS,  the Fund and the Advisor have entered into an Investment Advisory Agreement dated ___________, 2005,  ("Advisory  Agreement"),  pursuant to which the Advisor provides investment advisory services to the Fund; and

     WHEREAS,  the Fund and the Advisor have  determined  that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund,  and,  therefore,  have  entered into this  Agreement,  in order to maintain the Fund's  expense  ratios  within the  Operating  Expense  Limit,  as defined below.

     NOW, THEREFORE,  in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged,  the parties hereto agree as follows:

1.   Expense Limitation.

     (a) Applicable  Expense Limit. To the extent that the aggregate expenses of every  character,  including but not limited to investment  advisory fees of the Advisor  (but  excluding   interest,   taxes,   brokerage   commissions,   other expenditures  which  are  capitalized  in  accordance  with  generally  accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business,  and amounts, if any, payable pursuant to a plan  adopted in  accordance  with Rule 12b-1 under the 1940 Act) incurred by the Fund in any fiscal year ("Fund  Operating  Expenses"),  exceed the Operating  Expense Limit,  as defined in Section  1(b)  below,  such  excess  amount  (the  "Excess Amount") shall be the liability of the Advisor.

     (b) Operating  Expense Limit.  The Fund's maximum operating  expense limit ("Operating  Expense Limit") in any year shall be 1.95% of the average daily net assets of the Fund.

     (c) Method of  Computation.  To  determine  the  Advisor's  liability  with respect to the Excess  Amount,  each month the Fund  Operating  Expenses for the                               Fund shall be annualized as of the last day of the month. If the annualized Fund Operating  Expenses for any month  exceeds the  Operating  Expense  Limit of the Fund,  the Advisor shall first waive or reduce its  investment  advisory fee for such month by an amount  sufficient  to reduce  the  annualized  Fund  Operating Expenses to an amount no higher than the Operating  Expense Limit. If the amount of the  waived  or  reduced  investment  advisory  fee for  any  such  month  is insufficient to pay the Excess Amount, the Advisor may also remit to the Fund an amount that,  together  with the waived or reduced  investment  advisory fee, is sufficient to pay such Excess Amount.

     (d) Year-End  Adjustment.  If  necessary,  on or before the last day of the first month of each fiscal  year,  an  adjustment  payment  shall be made by the appropriate  party in order  that the  amount of the  investment  advisory  fees waived or reduced  and other  payments  remitted by the Advisor to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   Term and Termination of Agreement.

     This  Agreement with respect to the Fund shall continue in effect until the last day of October,  2005, and from year to year thereafter  provided each such continuance is specifically  approved by a majority of the Trustees of the Trust who (i) are not  "interested  persons"  of the Trust or any other  party to this Agreement,  as  defined  in the 1940 Act,  and (ii)  have no direct or  indirect financial   interest  in  the  operation  of  this  Agreement   ("Non-Interested Trustees").  Nevertheless, this  Agreement  may be  terminated  by either party hereto,  without  payment of any penalty,  upon written  notice ninety (90) days prior to the end of the then-current term of the Agreement to the other party at its principal  place of business;  provided  that, in the case of termination by the Trust,  such action shall be  authorized  by resolution of a majority of the Non-Interested  Trustees  of  the  Trust  or by a  vote  of a  majority  of  the outstanding  voting  securities of the Trust.  Any termination  pursuant to this paragraph 2 shall become effective,  unless otherwise  specifically agreed upon, on the last day of the then-current term of the Agreement.

3.   Miscellaneous.

     (a) Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     (b) Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action  contrary  to the  Trust's  Declaration  of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound,  or to  relieve  or deprive  the  Trust's  Board of  Trustees of its  responsibility  for and control of the conduct of the affairs of the Trust or the Fund.

     (c) Definitions. Any question of interpretation of any term or provision of this  Agreement,  including but not limited to the investment  advisory fee, the computations  of net asset  values,  and the  allocation  of expenses,  having a counterpart  in or  otherwise  derived  from the  terms  and  provisions  of the Advisory  Agreement  or the 1940  Act,  shall  have the same  meaning  as and be resolved by reference to such Advisory Agreement or the 1940 Act.

     IN WITNESS WHEREOF,  the parties have caused this Agreement to be signed by their  respective  officers  thereunto  duly  authorized  and  their  respective corporate  seals to be  hereunto  affixed,  as of the day and year  first  above written.

                                    MERIT TACTICAL TREASURY FUND, A SERIES OF THE

                                    MERIT ADVISORS INVESTMENT TRUST

                                            _____________________________

                                    By:     Michael Miola

                                    Title:  Chairman

                                    MERIT ADVISORS, INC.

                                            _____________________________

                                    By:     J. Paul Cunningham

                                    Title:  President